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                        CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the following Registration Statements and in the related prospectuses of our report dated February 21, 2003 on the consolidated statement of financial condition of Metropolitan Financial Corp. as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2002; which report is included in this Annual Report on From 10-K.

Form S-8 No. 333-69339
Form S-8 No. 333-79223
Form S-8 No. 333-86115
Form S-8 No. 333-37094
Form S-8 No. 333-42474


                                               /s/ Crowe, Chizek and Company LLP

                                               Crowe, Chizek and Company LLP

Cleveland, Ohio
March 24, 2003